Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 24, 2012 – Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $7.9 million and earnings per share of $0.31 for its first quarter ended March 31, 2012. The quarterly results represent a decrease of $437,000 in net income, but earnings per share increased $0.03 from the fourth quarter 2011 as a result of the redemption of preferred stock in December 2011. The quarterly results represent an increase of $1.7 million in net income or $0.09 in earnings per share from the quarter ended March 31, 2011. Net income available to common shareholders was $7.9 million, compared to $5.7 million for the prior year’s first quarter which included dividends and discount accretion on preferred stock of $526,000.

“Union First Market Bankshares delivered another solid quarter as it continues to build upon its growth strategy. As consumers continued to look to find a better place to bank, Union First Market Bank saw an increase of approximately $40 million in deposits and new customer growth of nearly 1,300 net new households from the prior quarter,” said G. William Beale, chief executive officer of Union First Market Bankshares. “I am encouraged that net loans grew for the second quarter in a row despite the continued consumer loan portfolio run-off. While we remain committed to growing the business, the Company is focused on controlling expenses and announced the closing of four branches during the quarter. Finally, I am excited about the new mortgage teammates who joined Union during the quarter. The new teammates are getting up to speed quickly and are already starting to generate new business for the Company.”

Select highlights:

•

The Company’s results generated a Return on Average Equity (“ROE”) of 7.51% and Return on Average Assets (“ROA”) of 0.82% for the quarter ended March 31, 2012. ROE and ROA were 5.81% and 0.66%, respectively, for the quarter ended March 31, 2011.

•	Loan demand improved slightly with an increase in loans outstanding of $23.2 million or nearly 1% over year end balances.

•	Provision for loan losses increased $1.1 million from the most recent quarter but was $2.8 million lower than the quarter ending March 31, 2011.

•	Total deposits grew $40.6 million, or 1.3%, when compared to December 31, 2011.

•

In early 2012, the Company’s wholly owned subsidiary, Union Mortgage Group (“UMG”), hired 28 mortgage loan originators. These new originators were assigned to UMG’s existing mortgage office in Virginia Beach. These originators were formerly employed by a national mortgage company that announced in November 2011 it was exiting the mortgage origination business.

First quarter net income decreased $437,000, or 5.2%, compared to the fourth quarter in the prior year. The decrease is largely a result of higher salary and benefit expenses partially offset by lower losses on sales of OREO and other Bank property in relation to the prior quarter, lower marketing and advertising costs, lower overdraft losses and recoveries, and lower FDIC insurance expense. In addition, the Company recorded an additional $1.1 million in provision for loan losses above the prior quarter. Also during the quarter, interest income declined at a faster pace than interest expense, a result of a lack of higher yield loan and investment options in the current low-rate market.

Net income for the quarter ended March 31, 2012 increased $1.7 million, or 27.9%, from the prior year. The increase was principally a result of a lower provision for loan losses, and to a lesser extent, an increase in account service charges and fees, favorable gains on sales of mortgage loans, and lower FDIC insurance assessment, partially offset by higher salary expense of additional employees.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $39.4 million, a decrease of $167,000, or 0.4%, from the fourth quarter of 2011. This decrease was principally due to lower average interest-earning asset balances offset by lower costs of interest-bearing liabilities. First quarter tax-equivalent net interest margin increased to 4.44% from 4.37% compared to the most recent quarter. The change in net interest margin was principally attributable to an increase in investment yields and lower cost of interest-bearing liabilities partially offset by lower loan yields. Loan yields continue to be affected negatively by competitive pricing while yields on investment securities benefitted from a slow- down of prepayments related to taxable securities during the quarter. The cost of interest-bearing deposits was affected positively by a shift in mix from term deposits to transaction deposits.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results Dollars in thousands Three Months Ended
	03/31/12	12/31/11	Change

Average interest-earning assets	$3,578,513	$3,591,739	$(13,226)
Interest income	$46,919	$47,386	$(467)
Yield on interest-earning assets	5.27%	5.23%	4 bps
Average interest-bearing liabilities	$2,908,822	$2,906,758	$2,064
Interest expense	$7,528	$7,828	$(300)
Cost of interest-bearing liabilities	1.04%	1.07%	(3) bps

For the three months ended March 31, 2012, tax-equivalent net interest income decreased $509,000, or 1.3%, when compared to the same period last year. The tax-equivalent net interest margin decreased to 4.44% from 4.68% in the prior year. This decrease was principally due to a decline in income from interest-earning assets outpacing lower costs on interest-bearing liabilities. Lower interest-earning asset income was principally due to lower yields on loans and investment securities as new loans are originated at lower rates and cash flows from securities investments and loans are reinvested at lower yields.

The Company continues to expect that its net interest margin will decline slightly over the next several quarters as decreases in earning asset yields are expected to outpace declines in costs of interest-bearing liabilities.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Three Months Ended
	03/31/12	03/31/11	Change

Average interest-earning assets	$3,578,513	$3,459,834	$118,679
Interest income	$46,919	$48,490	$(1,571)
Yield on interest-earning assets	5.27%	5.68%	(41) bps
Average interest-bearing liabilities	$2,908,822	$2,858,406	$50,416
Interest expense	$7,528	$8,591	$(1,063)
Cost of interest-bearing liabilities	1.04%	1.22%	(18) bps

Acquisition Activity – Net Interest Margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $1.3 million ($1.1 million – First Market Bank (“FMB”); $214,000 – Harrisonburg branch) for the three months ended March 31, 2012. If not for this favorable impact, the net interest margin for the first quarter would have been 4.28%, compared to 4.20% from the fourth quarter of 2011.

The acquired loan portfolios of the Harrisonburg Branch and FMB were marked-to-market with a fair value discount to market rates. Performing loan discount accretion is recognized as interest income over the estimated remaining life of the loans. For the FMB acquisition, the acquired investment security portfolios were marked-to-market with a fair value discount to market rates. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”)) and subordinated debt. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase/decrease to net interest income over the estimated lives of the liabilities. Additional credit quality deterioration above the original credit mark is recorded as additional provisions for loan losses. The Company also assumed certificates of deposit at a premium to market. These were marked-to-market with estimates of fair value on acquisition date. The resulting premium to market is being amortized as a decrease to interest expense over the estimated lives of the certificates of deposit.

The first quarter and remaining estimated discount/premium are reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit

For the quarter ended March 31, 2012	$211	$3	$1,049	$62	$(122)	$114
For the remaining nine months of 2012	377	8	2,576	139	(367)	108
For the years ending:
2013	148	7	2,377	15	(489)	—
2014	37	4	1,478	—	(489)	—
2015	26	—	570	—	(489)	—
2016	27	—	28	—	(163)	—
2017	23	—	—	—	—	—
Thereafter	120	—	—	—	—	—

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company continued to monitor asset quality and take appropriate action to manage nonperforming assets and related loss exposure. The reduced levels of nonaccrual loans were favorable while OREO balances increased as a result of a small number of larger loans, principally related to commercial real estate, transferred to OREO that were not in nonaccrual status during the previous quarter. Economic conditions are showing improvement and while the future remains uncertain, the Company’s reduced trends in provisions for loan losses, increased allowance to nonperforming loans coverage ratio, and decreased levels of troubled debt restructurings and impaired loans demonstrate that its dedicated efforts to improve asset quality continue to have a positive impact. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of commercial real estate and residential housing and the pace at which the local economies in the Company’s operating markets recover.

Nonperforming Assets (“NPAs”)

At March 31, 2012, nonperforming assets totaled $80.1 million, an increase of $3.0 million from the fourth quarter of last year and a decrease of $21.2 million compared to a year ago. In addition, NPAs as a percentage of total outstanding loans increased 8 basis points from 2.74% in the fourth quarter of last year and declined 79 basis points from 3.61% in the first quarter of the prior year to 2.82% at March 31, 2012. The current quarter increase in NPAs from the fourth quarter of last year related to a net increase in OREO of $5.4 million, partially offset by a net decrease in nonaccrual loans, excluding purchased impaired loans, of $2.4 million.

Nonperforming assets at March 31, 2012 included $42.4 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $2.4 million, or 5.36%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31, 2012	December 31, 2011	March 31, 2011
Beginning Balance	$44,834	$51,965	$61,716
Net customer payments	(2,778)	(6,556)	(2,163)
Additions	2,805	5,364	8,567
Charge-offs	(1,549)	(2,304)	(1,563)
Loans returning to accruing status	—	(1,950)	(502)
Transfers to OREO	(921)	(1,685)	(3,413)

Ending Balance	$42,391	$44,834	$62,642

The nonperforming loans added during the quarter were principally related to commercial real estate and mortgages as borrowers continued to experience financial difficulties with the prolonged economic recovery exhausting their cash reserves and other repayment sources.

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	March 31, 2012	December 31, 2011	March 31, 2011
Raw Land and Lots	$13,064	$13,322	$22,808
Commercial Construction	9,835	10,276	11,489
Commercial Real Estate	6,299	7,993	10,015
Single Family Investment Real Estate	4,507	5,048	9,340
Commercial and Industrial	5,318	5,297	4,899
Other Commercial	233	238	509
Consumer	3,135	2,660	3,582

Total	$42,391	$44,834	$62,642

Coverage Ratio	94.84%	88.04%	64.49%

Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Nonperforming assets at March 31, 2012 also included $37.7 million in OREO, a net increase of $5.4 million, or 16.72%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	March 31, 2012	December 31, 2011	March 31, 2011
Beginning Balance	$32,263	$34,464	$36,122
Additions	6,593	2,543	6,406
Capitalized Improvements	319	197	37
Valuation Adjustments	—	(530)	(12)
Proceeds from sales	(1,485)	(3,674)	(3,580)
Gains (losses) from sales	(27)	(737)	(299)

Ending Balance	$37,663	$32,263	$38,674

The additions were principally related to residential and commercial real estate; sales from OREO were principally related to residential real estate and lots.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	March 31, 2012	December 31, 2011	March 31, 2011
Land	$6,327	$6,327	$8,885
Land Development	11,559	11,309	12,192
Residential Real Estate	12,482	11,024	15,345
Commercial Real Estate	6,275	2,583	1,232
Land Previously Held for Branch Sites	1,020	1,020	1,020

Total	$37,663	$32,263	$38,674

Included in land development is $9.1 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write downs to fair values are recorded as impairment.

Charge-offs

For the quarter ended March 31, 2012, net charge-offs of loans were $2.8 million, or 0.39%, on an annualized basis, compared to $4.2 million, or 0.59%, for the fourth quarter of 2011 and $4.3 million, or 0.62%, for the same quarter last year. Net charge-offs in the current quarter included commercial loans of $1.3 million and consumer loans of $1.5 million. At March 31, 2012, total accruing past due loans were $41.0 million, or 1.44%, of total loans, a slight increase from 1.40% at December 31, 2011 and a decrease from 1.52% a year ago.

Provision

The provision for loan losses for the current quarter was $3.5 million, an increase of $1.1 million from the fourth quarter of last year and a $2.8 million decrease from the same quarter a year ago. The increased provision from the most recent quarter reflects the need to increase reserves on impaired loans. While the impaired loan balances declined, the reserve requirements increased as management continued to monitor collateral values and guarantor support. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio, including net loans acquired in the FMB and the Harrisonburg branch acquisitions, was 1.41% at March 31, 2012, 1.40% at December 31, 2011, and 1.44% at March 31, 2011. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.77% at March 31, 2012, a decrease from 1.83% at December 31, 2011 and 1.96% from year ago. While the allowance for loan losses as a percentage of the adjusted loan portfolio declined, the nonaccrual loan coverage ratio significantly improved, as it increased from 88.04% at December 31, 2011 and from 64.49% the same quarter last year to 94.84% at March 31, 2012. The rise in the coverage ratio, which is at the highest level since the first quarter of 2010, further shows that management’s proactive diligence in working through problem credits is having a positive impact on asset quality. The lower allowance for loan losses as a percentage of loans compared to the loan portfolio, adjusted for acquired loans, is related to the elimination of FMB’s allowance for loan losses at acquisition. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of March 31, 2012 was $99.8 million, a decrease of $12.8 million from $112.6 million at December 31, 2011. Of the $99.8 million of TDRs at March 31, 2012, $86.1 million, or 86.27%, were considered performing while the remaining $13.7 million were considered nonperforming. The primary cause for the decline in TDRs is related to restructured loans with a market rate of interest at the time of the restructuring; these loans were considered performing in accordance with their modified terms for a consecutive twelve month period and were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	3/31/2012	12/31/2011	9/30/2011
Performing
Modified to interest only	$1,812	$699	$839
Term modification, at a market rate	75,455	87,920	91,039
Term modification, below market rate	8,797	10,215	10,254

Total performing	$86,064	$98,834	$102,132

Nonperforming
Modified to interest only	$649	$1,190	$658
Term modification, at a market rate	4,290	3,660	4,187
Term modification, below market rate	8,804	8,954	9,398

Total nonperforming	$13,743	$13,804	$14,243

Total performing & nonperforming	$99,807	$112,638	$116,375

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $95,000, or 0.8%, to $11.8 million from $11.7 million in the fourth quarter. During the first quarter, the Company incurred approximately $1.0 million lower losses on disposal of Bank owned property, primarily related to the Company’s recorded loss of $351,000 on disposal of bank premises and incurred losses on sales of OREO of $737,000 in the prior quarter. Also during the prior quarter, the Company recorded gains on sales of investment securities of $430,000. Gains on sales of mortgage loans decreased $412,000, or 7.2%, and were driven by compressed loan margins related to refinance volume. Excluding sales of Bank owned real estate, property, mortgage segment operations, and securities transactions, noninterest income decreased $95,000 or 1.4%.

For the quarter ended March 31, 2012, noninterest income increased $1.3 million, or 12.1%, to $11.8 million from $10.5 million in the prior year’s same quarter. Service charges on deposit accounts and other account fees increased $558,000, related to higher VISA interchange fee income, overdraft and return check charges, letter of credit fees, and ATM charges. Gains on sales of mortgage loans increased $328,000, or 6.6%, due to higher origination volume. During the first quarter 2011, the Company recorded losses on sales of OREO of $299,000 compared to $27,000 in the current quarter. Other operating income increased $133,000 primarily as a result of higher trust services income. Excluding the mortgage segment operations and prior year losses on sales of OREO, noninterest income increased $690,000 or 11.5%, from the same period a year ago.

	For the Three Months Ended
	03/31/12	12/31/11	$	%	03/31/11	$	%
Noninterest income:
Service charges on deposit accounts	$2,130	$2,258	(128)	-5.7%	$2,058	$72	3.5%
Other service charges, commissions and fees	3,410	3,296	114	3.5%	2,924	486	16.6%
Gains on securities transactions, net	(5)	430	(435)	-101.2%	(16)	11	-68.8%
Gains on sales of loans	5,296	5,708	(412)	-7.2%	4,968	328	6.6%
Gains (losses) on sales of other real estate owned and bank premises, net	(58)	(1,088)	1,030	-94.7%	(299)	241	-80.6%
Other operating income	1,045	1,119	(74)	-6.6%	912	133	14.6%

Total noninterest income	$11,818	$11,723	$95	0.8%	$10,547	$1,271	12.1%

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $744,000, or 2.0%, to $35.6 million from $36.4 million when compared to the fourth quarter of 2011. Other operating expenses decreased $1.7 million, or 12.7%. Included in the decrease were lower OREO expenses of $575,000, primarily related to writedowns of $529,000 which occurred in the prior quarter, and lower marketing and advertising costs. Also adding to the decline were lower overdraft losses and favorable charge-off recoveries of $322,000 in the current quarter, and $230,000 lower FDIC insurance expense. Salaries and benefits expense increased $1.2 million related to timing of annual merit increases, the effect of certain annual salary tax caps effective in the prior quarter, and severance payments to affected employees. Excluding the mortgage segment operations, noninterest expense decreased $1.0 million, or 3.2%, compared to the fourth quarter of the prior year.

For the quarter ended March 31, 2012, noninterest expense increased $842,000, or 2.4%, to $35.6 million from $34.8 million for the first quarter of 2011. Salaries and benefits expenses increased $1.9 million primarily related to increased salary costs of $1.3 million related to additional personnel in acquired branches, higher group insurance costs of $216,000 due to additional employees and cost increases, higher profit sharing of $143,000 based on higher net income, and other employee benefit expenses of $225,000 related to severance payments to affected employees. Other operating expenses decreased $1.0 million, or 7.9%. This expense decrease included lower FDIC insurance expense of $1.0 million based on lower assessment and rate, lower amortization expense on the acquired deposit portfolio of $345,000, and lack of conversion costs in the current quarter compared to $294,000 in the first quarter 2011. Partially offsetting these decreases were higher marketing and advertising costs of $305,000 for free checking account campaigns and higher account service costs of $196,000. Excluding the mortgage segment operations, noninterest expense increased $832,000, or 2.8%, compared to the first quarter of 2011.

	For the Three Months Ended
	03/31/12	12/31/11	$	%	03/31/11	$	%
Noninterest expense:
Salaries and benefits	$19,507	$18,342	$1,165	6.3%	$17,654	$1,853	10.5%
Occupancy expenses	2,647	2,797	(150)	-5.4%	2,754	(107)	-3.9%
Furniture and equipment expenses	1,763	1,823	(60)	-3.3%	1,662	101	6.1%
Other operating expenses	11,692	13,390	(1,698)	-12.7%	12,697	(1,005)	-7.9%

Total noninterest expense	$35,609	$36,352	$(744)	-2.0%	$34,767	842	2.4%

Mortgage segment operations	$(5,232)	$(4,969)	$(264)	5.3%	$(4,928)	$(304)	6.2%
Acquisition and conversion costs	—	—	—	—	(294)	294	-100.1%
Other non-recurring costs	—	—	—	—	—	—	—
Intercompany eliminations	117	117	—	0.0%	117	—	0.0%

	$30,494	$31,501	$(1,008)	-3.2%	$29,662	$832	2.8%

BALANCE SHEET

At March 31, 2012, total cash and cash equivalents were $111.2 million, an increase of $14.5 million from December 31, 2011, and an increase of $26.4 million from March 31, 2011. During the fourth quarter, the Company paid the Treasury $35.7 million to redeem the Preferred Stock issued to the Treasury and assumed in the FMB acquisition. At March 31, 2012, investment in securities increased $60.1 million when compared to prior year’s first quarter. At March 31, 2012, net loans were $2.8 billion, an increase of $22.4 million from the prior quarter, and an increase of $35.0 million from March 31, 2011. Mortgage loans held for sale of $73.6 million decreased by $1.2 million, virtually unchanged from the prior quarter, and an increase of $23.0 million from March 31, 2011. At March 31, 2012, total assets were $3.9 billion, an increase of $40.7 million compared to the fourth quarter, and an increase of $135.1 million from $3.8 billion at March 31, 2011.

For three months ended March 31, 2012, total deposits grew $40.6 million, or 1.3%, when compared to December 31, 2011, and grew $149.1 million, or 4.9%, from March 31, 2011. Of this amount, interest- bearing deposits increased $10.3 million compared to the fourth quarter driven by higher volumes in NOW and savings accounts. Similarly, interest-bearing deposits increased $91.8 million from March 31, 2011, as money market, NOW accounts, and saving accounts balances increases were partially offset by runoff in certificates of deposit. Total borrowings, including repurchase agreements, decreased $9.8 million on a linked quarter basis and decreased $12.7 million from March 31, 2011 as the Company experienced lower demand for securities sold under agreements for repurchase. The Company’s equity to assets ratio was 10.79% and 11.42% at March 31, 2012 and 2011, respectively. The decrease in the equity to assets ratio was due to the Company’s redemption of the preferred stock described above. The Company’s tangible common equity to tangible assets ratio was 8.97% and 8.51% at March 31, 2012 and 2011, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the first quarter decreased $420,000, or 64.2%, from $654,000 in the fourth quarter to $234,000, related to lower gains on sale of loans and additional salary and benefits expense. Gains on the sale of loans decreased $412,000, or 7.2%, due to compressed loan margins driven by refinance loan volume. During the quarter, the Company hired additional loan originators and support personnel who were formerly employed by a national mortgage company that exited the mortgage origination business. As a result, salary and benefit expenses increased $383,000. Originations decreased by $2.6 million from $186.6 million to $184.0 million, or 1.4%, from the fourth quarter. Refinanced loans represented 56.5% of the originations during the first quarter compared to 52.2% during the fourth quarter. Loan related expenses were $172,000, decreasing $126,000, or 42.3% from the prior quarter as a result of write offs of uncollectible appraisals in the previous quarter.

For the three months ended March 31, 2012, the mortgage segment net income decreased $94,000 from $328,000 to $234,000, or 28.7%, compared to the same period last year primarily due to narrower loan margins and higher salaries and benefits expense for additional personnel described above. Originations increased by $34.9 million from $149.1 million to $184.0 million, or 23.4%, from the first quarter last year. As a result, gains on the sale of loans increased $328,000, or 6.6%. Refinanced loans represented 56.5% of originations during the first quarter of 2012 compared to 38.1% during the same period a year ago. Salaries and benefits increased $253,000 primarily as a result of additional personnel. In addition, interest income declined by $179,000, or 36.8% due to an increase in the warehouse line of credit borrowing rate.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 98 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/12	12/31/11	03/31/11
Results of Operations
Interest and dividend income	$45,874	$46,319	$47,392
Interest expense	7,527	7,828	8,592

Net interest income	38,347	38,491	38,800
Provision for loan losses	3,500	2,400	6,300

Net interest income after provision for loan losses	34,847	36,091	32,500
Noninterest income	11,818	11,723	10,547
Noninterest expenses	35,609	36,352	34,767

Income before income taxes	11,056	11,462	8,280
Income tax expense	3,133	3,102	2,086

Net income	$7,923	$8,360	$6,194

Interest earned on loans (FTE)	$40,690	$41,584	$42,157
Interest earned on securities (FTE)	6,206	5,734	6,328
Interest earned on earning assets (FTE)	46,919	47,386	48,490
Net interest income (FTE)	39,391	39,558	39,899
Interest expense on certificates of deposit	4,029	4,183	4,916
Interest expense on interest-bearing deposits	5,335	5,572	6,683
Core deposit intangible amortization	1,310	1,448	1,655

Net income - community bank segment	$7,689	$7,707	$5,865
Net income - mortgage segment	234	654	328

Key Ratios
Return on average assets (ROA)	0.82%	0.84%	0.66%
Return on average equity (ROE)	7.51%	7.49%	5.81%
Efficiency ratio	70.98%	72.39%	70.45%
Efficiency ratio - community bank segment	68.26%	71.08%	68.07%
Net interest margin (FTE)	4.44%	4.37%	4.68%
Net interest margin, core (FTE)[1]	4.28%	4.20%	4.47%
Yields on earning assets (FTE)	5.27%	5.23%	5.68%
Cost of interest-bearing liabilities (FTE)	1.04%	1.07%	1.22%
Noninterest expense less noninterest income / average assets	2.45%	2.49%	2.58%

Capital Ratios
Tier 1 risk-based capital ratio	12.85%	12.85%	13.37%
Total risk-based capital ratio	14.50%	14.51%	15.12%
Leverage ratio (Tier 1 capital to average assets)	10.34%	10.14%	10.85%
Equity to total assets	10.79%	10.79%	11.42%
Tangible common equity to tangible assets	8.97%	8.91%	8.51%

Per Share Data
Earnings per common share, basic	$0.31	$0.28	$0.22
Earnings per common share, diluted	0.31	0.28	0.22
Cash dividends paid per common share	0.07	0.07	0.07
Market value per share	14.00	13.29	11.25
Book value per common share	16.48	16.17	15.43
Tangible book value per common share	13.42	13.08	12.22
Price to earnings ratio, diluted	11.41	11.96	12.67
Price to book value per common share ratio	0.85	0.82	0.73
Price to tangible common share ratio	1.04	1.02	0.92
Weighted average common shares outstanding, basic	25,856,916	26,011,465	25,958,121
Weighted average common shares outstanding, diluted	25,879,158	26,036,922	25,980,698
Common shares outstanding at end of period	25,944,530	26,134,830	26,034,989

	Three Months Ended
	03/31/12	12/31/11	03/31/11
Financial Condition
Assets	$3,947,799	$3,907,087	$3,812,700
Loans, net of unearned income	2,841,758	2,818,583	2,806,928
Earning Assets	3,606,637	3,561,106	3,470,309
Goodwill	59,400	59,400	57,567
Core deposit intangibles, net	19,403	20,714	25,171
Deposits	3,215,707	3,175,105	3,066,616
Stockholders’ equity	426,104	421,639	435,489
Tangible common equity	346,968	341,092	317,536

Averages
Assets	$3,903,758	$3,929,529	$3,807,960
Loans, net of unearned income	2,829,881	2,804,500	2,812,412
Loans held for sale	67,906	68,587	54,152
Securities	642,351	619,228	577,440
Earning assets	3,578,513	3,591,739	3,459,834
Deposits	3,167,652	3,156,596	3,053,858
Certificates of deposit	1,138,100	1,158,561	1,221,100
Interest-bearing deposits	2,633,059	2,617,459	2,566,994
Borrowings	275,763	289,299	291,412
Interest-bearing liabilities	2,908,822	2,906,758	2,858,406
Stockholders’ equity	424,289	442,580	432,407
Tangible common equity	344,447	336,076	313,617

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$39,470	$41,290	$38,406
Add: Recoveries	341	569	373
Less: Charge-offs	3,107	4,789	4,680
Add: Provision for loan losses	3,500	2,400	6,300

Ending balance	$40,204	$39,470	$40,399

ALLL / total outstanding loans	1.41%	1.40%	1.44%
ALLL / total outstanding loans, adjusted for acquired[2]	1.77%	1.83%	1.96%
Net charge-offs / total outstanding loans	0.02%	0.59%	0.62%
Nonperforming Assets
Commercial	$39,256	$42,174	$59,060
Consumer	3,135	2,660	3,582

Nonaccrual loans	42,391	44,834	62,642
Other real estate owned	37,663	32,263	38,674

Total nonperforming assets (NPAs)	80,054	77,097	101,316

Commercial	4,435	12,865	2,334
Consumer	7,832	7,047	8,513

Loans ≥ 90 days and still accruing	12,267	19,912	10,847

Total nonperforming assets and loans ≥ 90 days	$92,321	$97,009	$112,163

NPAs / total outstanding loans	2.82%	2.74%	3.61%
NPAs / total assets	2.03%	1.97%	2.66%
ALLL / nonperforming loans	94.84%	88.04%	64.49%

	Three Months Ended
	03/31/12	12/31/11	03/31/11
Past Due Detail
Commercial	3,693	1,468	3,590
Consumer	4,801	2,797	4,954

Loans 60-89 days past due	$8,494	$4,265	$8,544

Commercial	8,829	2,184	9,683
Consumer	11,449	12,934	13,593

Loans 30-59 days past due	$20,278	$15,118	$23,276

Commercial	7,071	8,828	7,694
Consumer	1,069	1,069	1,099

Purchased impaired	$8,140	$9,897	$8,793

Other Data
Mortgage loan originations	$183,975	$186,559	$149,125
% of originations that are refinances	56.50%	52.20%	38.10%
End of period full-time employees	1,060	1,045	1,019
Number of full-service branches	98	99	91
Number of full automatic transaction machines (ATMs)	161	165	160

Alternative Performance Measures
Cash basis earnings[3]
Net income	$7,923	$8,360	$6,194
Plus: Core deposit intangible amortization, net of tax	852	941	1,076
Plus: Trademark intangible amortization, net of tax	65	65	65

Cash basis operating earnings	$8,840	$9,366	$7,335

Average assets	$3,903,758	$3,929,529	$3,807,960
Less: Average trademark intangible	383	482	782
Less: Average goodwill	59,400	59,400	57,566
Less: Average core deposit intangibles	20,059	21,408	25,994

Average tangible assets	$3,823,915	$3,848,240	$3,723,618

Average equity	$424,289	$442,580	$432,407
Less: Average trademark intangible	383	482	782
Less: Average goodwill	59,400	59,400	57,566
Less: Average core deposit intangibles	20,059	21,408	25,994
Less: Average preferred equity	—	25,215	34,448

Average tangible common equity	$344,446	$336,076	$313,617

Cash basis operating earnings per share, diluted	$0.34	$0.36	$0.28
Cash basis operating return on average tangible assets	0.93%	0.97%	0.80%
Cash basis operating return on average tangible common equity	10.32%	11.06%	9.49%

(1)	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,841,758	$2,818,583	$2,806,928
less acquired loans without additional credit deterioration	(571,580)	(661,531)	(743,308)

Gross Loans, adjusted for acquired	2,270,178	2,157,052	2,063,620
Allowance for loan losses	40,204	39,470	40,399
ALLL / gross loans, adjusted for acquired	1.77%	1.83%	1.96%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$62,345	$69,786	$54,403
Interest-bearing deposits in other banks	48,504	26,556	30,050
Money market investments	179	155	178
Federal funds sold	155	162	175

Total cash and cash equivalents	111,183	96,659	84,806

Securities available for sale, at fair value	642,466	640,827	582,394

Loans held for sale	73,575	74,823	50,584

Loans, net of unearned income	2,841,758	2,818,583	2,806,928
Less allowance for loan losses	40,204	39,470	40,399

Net loans	2,801,554	2,779,113	2,766,529

Bank premises and equipment, net	90,986	90,589	90,594
Other real estate owned	37,663	32,263	38,674
Core deposit intangibles, net	19,403	20,714	25,171
Goodwill	59,400	59,400	57,567
Other assets	111,569	112,699	116,381

Total assets	$3,947,799	$3,907,087	$3,812,700

LIABILITIES
Noninterest-bearing demand deposits	$564,811	$534,535	$507,565
Interest-bearing deposits:
NOW accounts	434,625	412,605	381,887
Money market accounts	904,272	904,893	827,076
Savings accounts	194,473	179,157	174,244
Time deposits of $100,000 and over	516,829	511,614	521,940
Other time deposits	600,697	632,301	653,904

Total interest-bearing deposits	2,650,896	2,640,570	2,559,051

Total deposits	3,215,707	3,175,105	3,066,616

Securities sold under agreements to repurchase	53,043	62,995	66,225
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,503	155,381	155,014
Other liabilities	37,132	31,657	29,046

Total liabilities	3,521,695	3,485,448	3,377,211

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares at March 31, 2011 and zero at December 31, 2011 and March 31, 2012.	—	—	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 25,944,530 shares, 26,134,830 shares, and 26,034,989 shares, respectively.	34,396	34,672	34,559
Surplus	185,263	187,493	185,962
Retained earnings	195,933	189,824	173,655
Discount on preferred stock	—	—	(1,113)
Accumulated other comprehensive income	10,512	9,650	6,831

Total stockholders’ equity	426,104	421,639	435,489

Total liabilities and stockholders’ equity	$3,947,799	$3,907,087	$3,812,700

See accompanying notes to condensed consolidated financial statements.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31
	2012	2011
	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$40,608	$42,003
Interest on deposits in other banks	24	5
Interest and dividends on securities:
Taxable	3,454	3,630
Nontaxable	1,788	1,754

Total interest and dividend income	45,874	47,392

Interest expense:
Interest on deposits	5,335	6,684
Interest on Federal funds purchased	—	7
Interest on short-term borrowings	404	161
Interest on long-term borrowings	1,788	1,740

Total interest expense	7,527	8,592

Net interest income	38,347	38,800
Provision for loan losses	3,500	6,300

Net interest income after provision for loan losses	34,847	32,500

Noninterest income:
Service charges on deposit accounts	2,130	2,058
Other service charges, commissions and fees	3,410	2,924
Gains on securities transactions, net	(5)	(16)
Gains on sales of loans	5,296	4,968
Gains (losses) on sales of other real estate and bank premises, net	(58)	(299)
Other operating income	1,045	912

Total noninterest income	11,818	10,547

Noninterest expenses:
Salaries and benefits	19,507	17,654
Occupancy expenses	2,647	2,754
Furniture and equipment expenses	1,763	1,662
Other operating expenses	11,692	12,697

Total noninterest expenses	35,609	34,767

Income before income taxes	11,056	8,280
Income tax expense	3,133	2,086

Net income	$7,923	$6,194
Dividends paid and accumulated on preferred stock	—	462
Accretion of discount on preferred stock	—	64

Net income available to common shareholders	$7,923	$5,668

Earnings per common share, basic	$0.31	$0.22

Earnings per common share, diluted	$0.31	$0.22

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended March 31,
	2012			2011			2010
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)

Assets:
Securities:
Taxable	$470,052	$3,456	2.96%	$412,512	$3,630	3.57%	$378,494	$3,539	3.79%
Tax-exempt	172,299	2,751	6.42%	164,928	2,698	6.63%	119,602	2,100	7.12%

Total securities (2)	642,351	6,206	3.89%	577,440	6,328	4.44%	498,096	5,639	4.59%
Loans, net (3) (4)	2,829,881	40,091	5.70%	2,812,412	41,592	6.00%	2,515,652	38,151	6.15%
Loans held for sale	67,906	599	3.55%	54,152	565	4.23%	44,607	446	4.05%
Federal funds sold	413	0	0.24%	266	—	0.32%	28,205	12	0.17%
Money market investments	39	—	0.00%	161	—	0.00%	112	—	0.00%
Interest-bearing deposits in other banks	37,923	22	0.23%	15,403	5	0.14%	14,694	8	0.22%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	2,598	—	0.00%

Total earning assets	3,578,513	46,919	5.27%	3,459,834	48,490	5.68%	3,103,964	44,256	5.78%

Allowance for loan losses	(40,022)			(38,765)			(31,579)
Total non-earning assets	365,267			386,891			368,028

Total assets	$3,903,758			$3,807,960			$3,440,413

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$410,070	132	0.13%	$374,756	159	0.17%	$303,824	177	0.24%
Money market savings	898,539	997	0.45%	810,573	1,505	0.75%	634,090	1,476	0.94%
Regular savings	186,351	178	0.38%	160,565	103	0.26%	147,045	189	0.52%
Certificates of deposit: (5)
$100,000 and over	555,042	2,110	1.53%	600,932	2,482	1.68%	583,442	2,854	1.98%
Under $100,000	583,058	1,919	1.32%	620,168	2,434	1.59%	588,981	2,568	1.77%

Total interest-bearing deposits	2,633,059	5,335	0.82%	2,566,994	6,683	1.06%	2,257,382	7,264	1.30%
Other borrowings (6)	275,763	2,193	3.20%	291,412	1,908	2.66%	364,433	1,895	2.11%

Total interest-bearing liabilities	2,908,822	7,528	1.04%	2,858,406	8,591	1.22%	2,621,815	9,159	1.42%

Noninterest-bearing liabilities:
Demand deposits	534,593			486,864			401,971
Other liabilities	36,055			30,283			26,901

Total liabilities	3,479,469			3,375,553			3,050,687
Stockholders’ equity	424,289			432,407			389,726

Total liabilities and stockholders’ equity	$3,903,758			$3,807,960			$3,440,413

Net interest income		$39,391			$39,899			$35,097

Interest rate spread (7)			4.23%			4.46%			4.36%
Interest expense as a percent of average earning assets			0.85%			1.01%			1.20%
Net interest margin (8)			4.44%			4.68%			4.59%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $62 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $139 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.3 million in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $3.0 million.
(5)	Interest expense on certificates of deposits includes $118 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2012 is $115 thousand.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2012 is $367 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.28% for the quarter ending 3/31/12.